Exhibit (a)(1)(F)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock (Including the Associated Rights)

of

Vocus, Inc.

at

$18.00 Net Per Share

by

GTCR Valor Merger Sub, Inc.

a wholly owned subsidiary of

GTCR Valor Companies, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M, NEW YORK CITY

TIME, ON FRIDAY, MAY 16, 2014, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	April 18, 2014

Enclosed for your consideration is an Offer to Purchase dated April 18, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal for Shares (which, together with the Offer to Purchase and the Letter of Transmittal for Employee Restricted Shares and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by GTCR Valor Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of GTCR Valor Companies, Inc., a Delaware corporation (“Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (“Common Stock”) of Vocus, Inc., a Delaware corporation (“Vocus”), and the associated rights to purchase shares of Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus (“Rights”) pursuant to the Rights Agreement, dated as of May 13, 2013, as amended, by and between Vocus and American Stock & Transfer Company, LLC, as rights agent (each share of Common Stock together with the associated Rights are referred to herein as a “Share” and, collectively, as the “Shares”), at a purchase price of $18.00 per Share, net to the seller in cash, without interest (the “Offer Price”), subject to any withholding tax required by applicable law, upon the terms and subject to the conditions of the Offer.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL FOR SHARES IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $18.00 per Share, net to the seller in cash, without interest, subject to any withholding tax required by applicable law, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 6, 2014 (the “Merger Agreement”), by and among Parent, the Purchaser and Vocus. Under the Merger Agreement, after (i) the completion of the Offer, (ii) the purchase by the Purchaser of the Series A Convertible Preferred Stock, par value $0.01 per share, of Vocus, including any associated Rights at a price per share of $77.30 (the “Series A Purchase”) pursuant to the Stock Purchase, Non-Tender and Support Agreement, dated as of the April 6, 2014, by and among Parent, the Purchaser and JMI Equity Fund

VI, L.P. and (iii) the satisfaction or waiver of all of the conditions to the Merger, the Purchaser will be merged with and into Vocus, with Vocus surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each Share then outstanding (other than Shares owned by Parent, the Purchaser or their subsidiaries, by Vocus as treasury stock or by Vocus stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest and subject to any withholding of taxes required by applicable law, as set forth in the Merger Agreement and described in the Offer to Purchase.

4.	The board of directors of Vocus has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Series A Purchase and the Merger, are fair to, advisable and in the best interests of Vocus and its stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that holders of Shares accept the Offer and tender their Shares in the Offer.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:30 A.M., NEW YORK CITY TIME, ON FRIDAY, MAY 16, 2014 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of Shares, that together with the Shares, if any, owned, directly or indirectly, by Parent or the Purchaser, (x) represents at least a majority of the shares of Common Stock outstanding as of immediately prior to the expiration of the Offer and (y) after giving effect to the Purchaser’s purchase of shares of Common Stock pursuant to the Top-Up Option (as defined in the Offer to Purchase), if any, represents at least 90% of the shares of Common Stock then outstanding, in both cases, including shares of Common Stock issuable upon exercise of options as to which valid notices of exercise have been received before the expiration of the Offer and for which Shares have not been issued (the “Minimum Condition”). The Minimum Condition is determined without regard to Shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee and is not waivable by the Purchaser without Vocus’s prior written consent. In addition to the Minimum Condition, the Offer is subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the receipt by Parent of proceeds under a debt commitment letter (the “Debt Commitment Letter”), dated April 6, 2014, from Jefferies Finance LLC (the “Debt Financing Source”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Source has committed to lend the amounts set forth in the Debt Commitment Letter to the Parent (the “Debt Financing”) for the purpose of funding the transactions contemplated by the Merger Agreement or the Debt Financing Source has confirmed to Parent or the Purchaser that the Debt Financing will be funded in accordance with its terms at the completion of the Offer and the Merger, subject only to the satisfaction or waiver of the conditions to the Offer and the Merger and the funding of the equity financing required to complete the Offer and the Merger, (ii) the completion of the 15 consecutive business day marketing period for the Debt Financing (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) there not being any law or any order by a governmental authority prohibiting the completion of the Offer or the other transactions contemplated by the Merger Agreement, and (v) since April 6, 2014, no material adverse effect on Vocus having occurred, which is continuing. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the depositary or MacKenzie Partners, Inc., which is acting as the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal for Shares, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the depositary or unless the required taxpayer identification information and certain other certifications are provided to the depositary. See Instruction 9 of the Letter of Transmittal for Shares. In addition, if Vocus fails to deliver a non-United States real property holding corporation certificate to Parent in a timely manner, the depositary will be instructed to deduct and withhold from the cash payable to each non-U.S. stockholder all such amounts required to be withheld under applicable tax law. See Section 5—“Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of (i) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal for Shares (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal for Shares), and (iii) any other documents required by the Letter of Transmittal for Shares. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any state and extend the Offer to holders of such Shares in such state.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock (Including the Associated Rights)

of

Vocus, Inc.

by

GTCR Valor Merger Sub, Inc.

a wholly owned subsidiary of

GTCR Valor Companies, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated April 18, 2014 (the “Offer to Purchase”), and the related Letter of Transmittal for Shares relating to shares of common stock, par value $0.01 per share (“Common Stock”) of Vocus, Inc., a Delaware corporation (“Vocus”), and the associated rights to purchase shares of Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus (“Rights”) pursuant to the Rights Agreement, dated as of May 13, 2013, as amended, by and between Vocus and American Stock & Transfer Company, LLC, as rights agent (each share of Common Stock together with the associated Rights are referred to herein as a “Share” and, collectively, as the “Shares”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal for Shares.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number
Dated:
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.